As filed with the Securities and Exchange Commission on December 9, 2016

Registration No. 333-202300

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Transocean Partners LLC

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	66-0818288
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Transocean Partners LLC 2014 Incentive Compensation Plan

(Full title of the Plan)

Raoul F. Dias

40 George Street

London, England

United Kingdom W1U 7DW

+44 (20) 3675-8410

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Gene J. Oshman

Andrew J. Ericksen

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check is a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-202300, of Transocean Partners LLC, a Marshall Islands limited liability company (“Transocean Partners”), filed with the Securities and Exchange Commission on February 26, 2015. The Registration Statement registered 3,448,276 common units representing limited liability company interests (the “Common Units”) of Transocean Partners under the Transocean Partners LLC 2014 Incentive Compensation Plan (the “Plan”).

On December 6, 2016, the unitholders of Transocean Partners approved the Agreement and Plan of Merger, dated as of July 31, 2016 (the “Original Merger Agreement”), as amended on November 21, 2016 (the “Amendment” and the Original Merger Agreement as amended by the Amendment, the “Merger Agreement”), by and among Transocean Ltd., a Swiss corporation (“Transocean”), Transocean Partners, Transocean Partners Holdings Limited, a Cayman Islands exempted company (“Transocean Holdings”), and TPHL Holdings LLC, a Marshall Islands limited liability company (“Merger Sub”). Pursuant to the terms of the Merger Agreement, on December 9, 2016, Transocean Partners is anticipated to merge with Merger Sub, with Transocean Partners continuing as the surviving entity and as an indirect, wholly owned subsidiary of Transocean (the “Merger”). Each outstanding common unit representing a limited liability company interest of Transocean Partners, other than common units held by Transocean, Transocean Partners, Transocean Holdings, Merger Sub or any other subsidiary of Transocean, was converted into the right to receive 1.2000 Transocean shares.

In connection with the anticipated completion of the transactions contemplated by the Merger Agreement, Transocean Partners has terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Transocean Partners in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Transocean Partners hereby removes from registration all of such securities of Transocean Partners registered but unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, United Kingdom, on December 9, 2016.

Transocean Partners LLC

By:	/s/ KATHLEEN S. MCALLISTER
	Name:	Kathleen S. McAllister
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated on December 9, 2016.

Signature	Title

* Glyn A. Barker	Chairman of the Board of Directors

/s/ KATHLEEN S. MCALLISTER Kathleen S. McAllister	President, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)

Brady K. Long	Director

* Michael Lynch-Bell	Director

Mark L. Mey	Director

* John Plaxton	Director

* Norman J. Szydolwski	Director

*By:	/s/ Kathleen S. McAllister
	Name:	Kathleen S. McAllister
	Title:	Attorney-in-Fact

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